SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-12

ASA Limited

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ASA LIMITED

11 SUMMER STREET
4TH FLOOR
BUFFALO, NY 14209

March 18, 2008

Dear Shareholder,

The 2008 Annual General Meeting (the “Meeting”) of Shareholders of ASA Limited (the “Company”) scheduled for April 8, 2008, is rapidly approaching.

SUPPORT YOUR BOARD OF DIRECTORS
VOTE FOR EACH OF THE BOARD’S NOMINEES ON THE RED BAR WHITE PROXY CARD

VOTE AGAINST THE DISSIDENT SHAREHOLDERS’ PROPOSAL
DISCARD ANY GOLD PROXY CARD THAT MAY BE SENT TO YOU

Your support for the Company’s Board of Directors is critical this year due to the actions of a group of dissident shareholders managed or advised by Laxey Partners Limited, an off-shore hedge fund manager. The dissident shareholders are trying to achieve their own short-term goals by seeking to replace three of our experienced Board members and to coerce the Company into implementing their proposed major tender offer program, which your Board believes would be highly detrimental to the long-term interests of the Company and its shareholders.

THE DISSIDENT SHAREHOLDERS ARE ARBITRAGEURS ACTING IN THEIR OWN
SELF-INTEREST – DON’T BE FOOLED BY THEIR RHETORIC

The dissident shareholders’ proposals are designed to benefit their short-term interests as arbitrageurs despite the detriment to the long-term interests of the Company and its shareholders. The dissident shareholders have purchased most of their shares recently at substantial discounts from net asset value. Now they are seeking to advance their interests as short-term arbitrageurs by agitating for a major tender offer program that will permit them to tender their shares to the Company at nearly net asset value. This program proposed by the dissident shareholders would significantly increase the Company’s expense ratio and could adversely affect the management of the Company’s investments and its investment performance, to the detriment of long-term shareholders.

THE COMPANY HAS EXPERIENCED STRONG PERFORMANCE UNDER YOUR
CURRENT BOARD OF DIRECTORS

Your Board of Directors believes that all shareholders’ interests are best served by achieving strong investment performance. To this end, the Board sought and received shareholder approval in 2005 for a liberalization of the Company’s fundamental investment policies which has permitted greater portfolio diversification through investment in gold and other precious minerals producers outside of South Africa. With the Board’s authorization, the Company hired in early 2007 an additional investment professional with substantial experience in investment management and analysis in the precious metals sector. The Company’s recent strong performance reflects the benefits of your Board’s decisions. The Company’s total return (assuming reinvestment of dividends) in fiscal year 2007 was 19.2% based on net asset value and 19.0% based on the market price of the Company’s shares. This total return in fiscal year 2006 was 34.9% based on net asset value and 31.5% based on market price.

Your Board of Directors recognizes that some shareholders are concerned about the discount from net asset value at which the Company’s shares have been trading and is actively considering actions to address the discount in a manner that balances the interests of both short-term and long-term shareholders. Although your Board believes that the major tender offer program proposed by the dissident shareholders would be highly detrimental to the long-term interests of the Company and its shareholders, it is continuing to consider whether action could be taken that would better balance the interests of all shareholders. In addition, your Board has recently authorized the Company to repurchase shares of the Company in the open market at a discount from net asset value, which would increase net asset value per share.

SUPPORT YOUR BOARD OF DIRECTORS
VOTE FOR EACH OF THE BOARD’S NOMINEES ON THE RED BAR WHITE PROXY CARD

The nominees of your Board of Directors are the only nominees who will continually serve the best long-term interests of the Company and its shareholders. Messrs. Crocker, Farrell, and MacNaught – the three Company directors who are being targeted by the dissident shareholders’ solicitation – are highly experienced directors whose distinguished service on the Board has benefitted the Company and its long-term shareholders. These three directors bring to the Board extensive industry knowledge and related investment experience. There is no reason to replace experienced current members of the Board or to subject long-term shareholders to the adverse consequences of the major tender offer program proposed by the dissident shareholders, in order to benefit short-term arbitrageurs.

If your shares are registered in your name, please mark, sign, date, and return the enclosed RED BAR WHITE proxy card at your earliest convenience. As an alternative to using the enclosed RED BAR WHITE proxy card to return your proxy, you may return your proxy by telephone or through the Internet. Please follow the instructions on the enclosed RED BAR WHITE proxy card.

If you hold your shares in “street name” through a broker, bank or other nominee, please follow the instructions provided by your nominee to authorize the execution of a RED BAR WHITE voting instruction form by mail, by telephone, or through the Internet.

The Board of Directors unanimously recommends that you vote FOR each of the Board’s nominees on the enclosed RED BAR WHITE proxy card.

YOU CAN REVOKE ANY GOLD PROXY CARD THAT YOU MAY HAVE RETURNED

If you believe that you may have returned a Gold proxy card sent to you by or on behalf of the dissident shareholders, you can revoke that proxy by marking, signing, dating, and returning the enclosed RED BAR WHITE proxy card, which must be dated after any proxy card you may have returned to the dissident shareholders, or by returning your proxy by telephone or through the Internet. Only your latest-dated executed proxy will count at the Meeting.

On behalf of the Board of Directors and management of the Company, I extend our appreciation for your continued support.

Sincerely yours,

Robert J.A. Irwin
Chairman of the Board, President and Treasurer
ASA Limited